CanAlaska Ventures Ltd.

TSX.V – CVV   OTCBB: CVVLF

Toll Free 1-800-667-1870

www.canalaska.com

$1,131,025 Non-Brokered Private Placement Completed

FOR IMMEDIATE RELEASE

Vancouver, BC – September 21, 2005.  CanAlaska Ventures Ltd. (the “Company”) is pleased to announce that further to its news release of August 2, 2005, the Company has now completed the non-brokered private placement and accordingly has issued 3,231,500 units at a purchase price of $0.35 per unit for gross proceeds of $1,131,025.  Each unit consisted of one common share and one-half of one non-transferable share purchase warrant.  Each whole warrant entitles the holder to purchase an additional common share at a price of $0.45 until September 19, 2006.  An aggregate of $23,345 and 8,350 share purchase warrants has been paid for finder fees in connection with this financing.

In compliance with Canadian securities laws, all of the securities issued in connection with this closing are subject to a hold period expiring on January 20, 2006.

These securities have not been and will not be registered under the United States Securities Act of 1933 (the “U.S. Securities Act”), as amended, or the securities laws of any state and may not be offered or sold in the United States or to U.S. persons (as defined in Regulation S of the U.S. Securities Act) unless an exemption from registration is available.

About CanAlaska

CanAlaska is a mineral exploration company concentrating on the exploration and development of uranium, in the Athabasca Basin of Saskatchewan, Canada, where the company has recently assembled a large land package of over 1,650,000 acres.  CanAlaska holds one of the largest uranium exploration portfolios in the region.  The Company has flown modern airborne surveys on five projects within the Athabasca Basin and is planning additional surveys.

On behalf of the Board of Directors	Investor Contact: Peter Dasler, President Tel: 604.685.1870, 1.800.667.1870 Email: ir@canalaska.com

Peter Dasler, President

The TSX Venture has not reviewed and does not accept responsibility for the adequacy or accuracy of this release:  CUSIP#137089108.

This news release contains certain "Forward-Looking Statements" within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included herein are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in the Company's documents filed from time to time with the British Columbia Securities Commission and the United States Securities & Exchange Commission.